EXHIBIT 99


For additional information, please contact:  Mr. Charles R. Ofner
                                                   (713) 496-5000



     February 23,  1995, Houston  Texas........Reading &  Bates
Corporation (RB-NYSE) announced today that mutual agreement has been reached with DeepTech International Inc. to terminate the previously announced letter of intent between the companies in order to allow both companies to pursue their floating production system opportunities independently.

     Reading & Bates Chairman and CEO Paul B. Loyd, Jr. commented: "While Reading & Bates has enjoyed its association with DeepTech and wishes DeepTech every success in its operations, we feel that the different objectives of each company with respect to floating production systems and their operations made it in the best interests of both companies to terminate the letter of intent and allow both companies to pursue their own objectives separately. With regard to RIG 41, the second-generation semisubmersible we purchased to contribute to the joint venture, we are happy with our investment and plan to retain the unit for floating production and/or drilling service as opportunities arise."

     Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.